EXHIBIT 8.1

[HellerEhrman letterhead]

August 28, 2003

Main (415) 772-6000

Fax (415) 772-6268

Secure Computing Corporation

4810 Harwood Road	26731-0005

San Jose, California 95124

Ladies and Gentlemen:

This opinion is being delivered to you in connection with (i) the Agreement and Plan of Merger dated as of July 28, 2003, by and among Secure Computing Corporation, a Delaware corporation (“Parent”), Nitro Acquisition Corp., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), and N2H2, Inc., a Washington corporation (“Target”), (the “Agreement”) and (ii) the preparation and filing with the Securities and Exchange Commission of a Form S-4 Registration Statement (the “Registration Statement”) relating to the merger of Merger Sub with and into Target (the “Merger”).

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All “section” references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as tax counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	the Agreement;

(b)	the Registration Statement;

(c)	those tax representation letters delivered to us by Parent, Merger Sub and Target pursuant to the Agreement (the “Tax Representation Letters”); and

(d)	such other instruments and documents related to the Parent, Merger Sub and Target, and the Merger as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

Secure Computing Corporation

August 28, 2003

(a)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)	All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(c)	The Merger will be reported by Parent, Merger Sub, and Target on their respective federal, state, and local income tax returns in a manner consistent with the opinion set forth below;

(d)	Any representation or statement qualified with reference to a person’s knowledge, intention, or any similar expression is correct without such qualification;

(e)	The Registration Statement, the Agreement, and the Tax Representation Letters reflect all the material facts relating to the transactions contemplated by the Parent, Merger Sub, and Target; and

(f)	The Merger will be effective under applicable state law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, in our opinion the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” correctly describes the material United States federal income tax consequences of the Merger generally applicable to the Target shareholders.

This opinion is limited to the United States federal income tax consequences of the Merger and does not address the various state, local, or foreign tax consequences that may result from the Merger or any other transaction contemplated by the Agreement or the Registration Statement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth in the Registration Statement, and this opinion may not be relied upon except with respect to the consequences specifically discussed therein.

This opinion is not binding on the Internal Revenue Service or any court of law, administrative agency or other governmental body and represents only our best judgment as to the likely outcome if the United States federal income tax consequences of the Merger were properly presented to a court of competent jurisdiction. Our conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings as in effect on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Secure Computing Corporation

August 28, 2003

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Parent and the shareholders of Target, and may not be relied upon or utilized for any other purpose or by any other person or made available to any other person without our prior written consent.

We consent to the reference to our firm under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ HellerEhrman White & McAuliffe LLP
HellerEhrman White & McAuliffe LLP